Exhibit 99.2


FOR IMMEDIATE RELEASE                                       Contact: Jack Larsen
                                                            (952) 830-3381

                         JOSTENS PROVIDES SECOND QUARTER
                             AND FIRST HALF GUIDANCE

     MINNEAPOLIS, July 8, 2003 - Jostens, Inc. (JOSEA) today reported that it expects net sales for the quarter ended June 28, 2003, to be approximately $370.0 million, bringing first half 2003 net sales to approximately $491.5 million. For the second quarter and first half of fiscal 2002, the Company reported net sales of $353.7 million and $475.0 million, respectively.

     The Company expects net income for the second quarter of 2003 to be in the range of $53.0 million to $55.0 million and first half 2003 net income ranging from $44.4 million to $46.4 million. For the second quarter and first half of fiscal 2002, the Company reported net income of $50.5 million and $44.0 million, respectively.

     Jostens expects second quarter Adjusted EBITDA, as defined on the accompanying schedule, to be in the range of $111.2 million to $114.2 million and first half Adjusted EBITDA ranging from $116.7 million to $119.7 million.
For the second quarter and first half of fiscal 2002, the Company reported Adjusted EBITDA of $108.1 million and $121.0 million, respectively.

     The Company has provided a reconciliation of expected net income to expected Adjusted EBITDA on the accompanying schedule.

     Jostens is a provider of products, programs and services that help people celebrate important moments, recognize achievements and build affiliation. The Company's products include yearbooks, class rings, graduation products, school photography, and awards for athletes and fans.


     This release contains forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause the Company's actual future results to differ materially from its historical results and those presently anticipated or projected. You are hereby cautioned that these statements may be affected by our substantial debt, our inability to achieve our business strategies, changes in relationships with our employees or our independent representatives, our dependence on key suppliers, seasonality, fluctuating raw materials prices as well as other factors set forth in the Company's filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.



                         JOSTENS, INC. AND SUBSIDIARIES
           RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (UNAUDITED)


                                                                                       Three months ended
                                                                         -----------------------------------------------
                                                                         ----------------------------
                                                                                Expected Range
                                                                              Low          High
In millions                                                                     June 28, 2003            June 29, 2002
----------------------------------------------------------------------   ----------------------------   ----------------
Net income                                                                      $ 53.0        $ 55.0             $ 50.5
Net interest expense, including amortization of debt issuance costs               13.9          13.9               17.0
Provision for income taxes                                                        37.9          38.9               35.2
Depreciation expense                                                               5.5           5.5                5.8
Amortization expense                                                               0.9           0.9                0.5
Gain on discontinued operations                                                      -             -               (0.9)
----------------------------------------------------------------------   ----------------------------   ----------------
     Adjusted EBITDA                                                           $ 111.2       $ 114.2            $ 108.1
======================================================================   ============================   ================

                                                                                        Six months ended
                                                                         -----------------------------------------------
                                                                         ----------------------------
                                                                                Expected Range
                                                                              Low          High
In millions                                                                     June 28, 2003            June 29, 2002
----------------------------------------------------------------------   ----------------------------   ----------------
Net income                                                                      $ 44.4        $ 46.4             $ 44.0
Net interest expense, including amortization of debt issuance costs               27.8          27.8               34.7
Provision for income taxes                                                        31.9          32.9               30.6
Depreciation expense                                                              11.0          11.0               11.5
Amortization expense                                                               1.6           1.6                1.1
Gain on discontinued operations                                                      -             -               (0.9)
----------------------------------------------------------------------   ----------------------------   ----------------
     Adjusted EBITDA                                                           $ 116.7       $ 119.7            $ 121.0
======================================================================   ============================   ================

Adjusted EBITDA represents net income before net interest expense, income taxes, depreciation, amortization and discontinued operations. We believe Adjusted EBITDA provides meaningful additional information that helps us monitor and evaluate our ongoing operating results and trends facilitating an understanding of our comparative operating performance. Adjusted EBITDA is also one component of measurement used in our compensation plans. Adjusted EBITDA should not be considered in isolation nor as a substitute for measures of performance prepared in accordance with generally accepted accounting principles nor as an alternative to cash flows as a source of liquidity, and may not be comparable with Adjusted EBITDA as defined by other companies. We may not be permitted to present Adjusted EBITDA in our filings with the SEC to the extent our adjustments to EBITDA eliminate items identified as non-recurring, infrequent or unusual when the nature of the charge makes it reasonably likely to recur. Investors should make their own assessment as to the appropriateness of these adjustments.